Exhibit 99.1

Akesis Pharmaceuticals

AKES.OB (OTC)

WWW.AKESIS.COM

LA JOLLA, CA, January 27, 2005

Akesis Pharmaceuticals (Nevada) names key outside Director

Kevin R. Sayer

Outside board member

KEVIN R. SAYER has served as Executive Vice President and Chief Financial officer of Specialty Labs SP (NYSE), a clinical reference laboratory services company, since April 2004. From 1994 to 2001, Mr. Sayer was the Chief Financial Officer of Minimed, Inc., a publicly traded medical device company focused on diabetes management. During his tenure at Minimed, Mr. Sayer managed multiple financing and strategic transactions and played a central role in the 2001 acquisition of Minimed, Inc., a pioneering leader in developing solutions for diabetes, by Medtronic, Inc. From 2001 to 2002, he co-led the integration team for the newly combined entity and assumed executive responsibilities over operations as Vice President and General Manager of Medtronic Minimed’s External Pump and Disposable Product business unit. Mr. Sayer began his career in public accountancy and from 1983 to 1994 held various positions at Ernst & Young. He graduated from Brigham Young University in 1983 with concurrent bachelor and master degrees in accounting and information systems, and is a Certified Public Accountant.

Akesis Pharmaceuticals (Nevada) believes that the initial safety and efficacy profile of its various formulations provides a broad technology platform for therapeutic and business opportunities in the global diabetes market.

Note regarding forward-looking statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Akesis Pharmaceuticals (Nevada) disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the long term therapeutic and business opportunities in the global diabetes market. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials).